EXHIBIT 3.7

                         CERTIFICATE OF DESIGNATIONS OF
                            SERIES F PREFERRED STOCK
                                       OF
                                   CADIZ INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                  CADIZ INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), hereby certifies that, pursuant to (i) the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and (ii) the provisions of Section 151 of said General Corporation Law, the Board of Directors duly adopted a resolution on December 11, 2003, which resolution is as follows:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does authorize for issuance One Hundred Thousand (100,000) shares of Preferred Stock, par value $.01 per share, of the Corporation, to be designated "SERIES F PREFERRED STOCK" of the presently authorized shares of Preferred Stock. The voting powers, designations, preferences, and other rights of the Series F Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

         1. RANKING. The Series F Preferred Stock shall, with respect to the payment of dividends and upon liquidation, dissolution, or winding up, rank senior and prior to all other capital stock issued by the Corporation. No other class of capital stock of the Corporation, preferred or otherwise, shall at any time rank pari passu with the Series F Preferred Stock.

         2.       DIVIDENDS.

         (a) In the event any dividends are declared or paid or any other distribution is made on or with respect to the common stock, par value $.01 per share ("COMMON STOCK") of the Corporation, the holders of the Series F Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive as additional dividends (the "ADDITIONAL DIVIDENDS") an amount (whether in the form of cash, securities or other property) equal to the amount (and in the form) of the dividends or distribution that such holders would have received had the Series F Preferred Stock been converted into Common Stock as of the date immediately prior to the record date of such dividend or distribution on the Common Stock, such Additional Dividends to be payable on the same payment date as the payment date for the dividend on the Common Stock established by the Board of Directors; provided, however, that if the Corporation declares and pays a dividend or makes a distribution on the Common Stock consisting in whole or in part of Common Stock, then no such dividend or distribution shall be payable in respect of the Series F Preferred Stock on account of the portion of such dividend or distribution on the Common Stock payable in Common Stock and in lieu thereof the anti-dilution adjustment in Section 5(c)(ii) below shall apply. The record date for any such Additional Dividends shall be the record date for the


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applicable dividend or distribution on the Common Stock, and any such Additional
Dividends shall be payable to the individual, entity or group (a "PERSON") in whose name the Series F Preferred Stock is registered at the close of business on the applicable record date.

         (b) No dividend shall be paid or declared on any share of Common Stock (other than dividends payable in Common Stock for which an adjustment is made pursuant to Section 5(c)(ii) hereof), unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series F Preferred Stock in an amount determined as set forth in paragraph (a) above. For purposes hereof, the term "DIVIDENDS" shall include any pro rata distribution by the Corporation, out of funds of the Corporation legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

         (c) Upon the conversion of any shares of Series F Preferred Stock to shares of Common Stock pursuant to Section 5, the Corporation will immediately pay such holder who converted shares of Series F Preferred Stock into shares of Common stock all dividends which the holder of such shares as of the record date for such dividends would have received had that holder held the Common Stock for the applicable period to the extent not already received by that holder.

         3.       LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series F Preferred Stock shall be entitled to receive (x) prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or to any other series or class of capital stock of the Corporation, all accrued or declared but unpaid dividends on such shares and
(y) after the payment referred to in the foregoing clause (x) has been received, such assets in amount equal to the amount (and in the form) of the assets that such holders would have received had the Series F Preferred Stock been converted into Common Stock as of the date immediately prior to the distribution of assets of the Corporation pursuant to the liquidation, dissolution of winding up of the Corporation sharing parri passu (on a pro rata basis) with all holders of Common Stock.

         4.       VOTING.

         (a) Except as otherwise provided by applicable law and in addition to any voting rights provided by law, for so long as the Series F Preferred Stock is outstanding, the holders of outstanding shares of the Series F Preferred Stock:

         (i) shall be entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock, including, without limitation, the election of directors;

         (ii) shall have such other voting rights as are specified in the Certificate of Incorporation or as otherwise provided by Delaware law; and


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         (iii)    shall be  entitled  to  receive  notice  of any  stockholders'
         meeting in accordance with the Certificate of Incorporation and By-laws of the Corporation.

         For purposes of the voting rights set forth in this Section 4(a), each share of Series F Preferred Stock shall entitle the holder thereof to cast one vote for each whole vote that such holder would be entitled to cast had such holder converted its Series F Preferred Stock into shares of Common Stock as of the date immediately prior to the record date for determining the stockholders of the Corporation eligible to vote on any such matter.

         (b) From the date this certificate is filed until the third anniversary thereof, the holders of the Series F Preferred Stock shall have the exclusive right, voting separately as a single class, to elect two (2) members of the Board of Directors of the Corporation (each such member elected by the holders of Series F Preferred Stock, a "SERIES F PREFERRED DIRECTOR"). Following the third anniversary of the filing of this certificate, the holders of the Series F Preferred Stock will be entitled to the following number of Series F Directors (all to be elected pursuant to the terms of the previous sentence): If the then outstanding Series F Preferred Stock is convertible into greater than 10% of the common stock (on a Fully-Diluted Basis) there shall be 2 Series F Directors, if the outstanding Series F Preferred Stock is convertible into 5%-10% of the common stock on a Fully Diluted Basis, there will be one Series F Director and, if the outstanding Series F Preferred Stock is convertible into less than 5% of the common stock on a Fully-Diluted Basis, there shall be no Series F Directors. The initial Series F Preferred Directors shall be as designated by written notice to the Corporation from a majority-in-interest of the Series F Preferred Stock and they shall be elected to serve for so long as the shares of Series F Preferred Stock are outstanding. The Series F Preferred Directors shall have the right to nominate their successors upon their resignation from the Board of Directors of the Corporation. A Series F Preferred Director may only be removed by the written consent or affirmative vote of at least a majority-in-interest of the Series F Preferred Stock. The holders of at least a majority-in-interest of the Series F Preferred Stock shall have the right to appoint the successor to any Series F Preferred Director who is removed from the Board of Directors of the Corporation. At the option of at least a majority-in-interest of the Series F Preferred Stock, the Series F Preferred Directors shall be seated on any and/or all of the audit, nominating and/or compensation committees of the Corporation, subject to any restrictions under applicable law or the rules and requirements of any securities exchange upon which any of the Corporation's securities may be listed; provided, however, that the Corporation shall not list its securities on any securities exchange without the consent of at least one of the Series F Preferred Directors. Any Series F Preferred Director seated on any committee pursuant to the terms of this Section 4(b) may not be removed from any such committee without the consent or affirmative vote of at least a majority-in-interest of the Series F Preferred Stock.

         (c) For so long as the Series F Preferred Stock is outstanding, the Board of Directors of the Corporation shall not take any action to increase or decrease the number of directors of the Corporation (or the number of members of any committee of the Board of Directors of the Corporation) without the consent or affirmative vote of at least a majority-in-interest of the Series F Preferred Stock; provided, however, that immediately upon full repayment of the New Note, the number of directors of the Corporation may be increased to not more than seven (7) without the consent or affirmative vote of the holders of the Series F Preferred Stock; provided further that such increase shall not result in the removal of either of the


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Series F Preferred  Directors from the Board of Directors of the  Corporation or any committee thereof.

         (d) For so long as the Series F Preferred Stock is outstanding, the Corporation shall not, without the written consent or affirmative vote of at least one of the Series F Preferred Directors, create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock.

         5. CONVERSION. The holders of Series F Preferred Stock shall have conversion rights as follows:

         (a) The shares of Series F Preferred Stock shall, immediately after issuance, be convertible into 1,728,955 shares of Common Stock of the Corporation which represents, as of the date of filing of this Certificate, 25% of the Common Stock of the Corporation, on a Fully-Diluted Basis.

         (b) The outstanding shares of Series F Preferred Stock shall thereafter be convertible from time to time, on a pro-rata basis, into such number of shares of Common Stock of the Corporation as is calculated as of the date of any such conversion by:

         (i) First, calculating the number of shares of Common Stock of the Corporation which, at the applicable time of conversion, represents 25% of the Common Stock of the Corporation on a Fully-Diluted Basis, and

         (ii) Second, multiplying the number obtained under subsection (i) above by a fraction, the numerator of which is the number of shares of Series F Preferred Stock outstanding as of the date of such calculation and the denominator of which is the sum of (x) the number of shares of Series F Preferred Stock outstanding as of the date of such calculation plus (y) number of shares of Series F Preferred Stock which had previously been issued by the Corporation but converted into shares of Common Stock prior to the date of such calculation (the result so calculated, the "Conversion Number"); provided, however, that at such time that is three years after the payment in full of the New Note, the shares of Series F Preferred Stock outstanding as of such date shall not be adjusted pursuant to this Section 5(b) but shall continue to be adjusted pursuant to Section 5(c) below.

         (c)      Reorganization,  Reclassification,  Consolidation,  Merger  or
Sale, etc.

         (i) If the Corporation at any time subdivides (by any stock split, stock dividend (other than stock dividends as to which a dividend is simultaneously paid or declared with respect to Series F Preferred Stock pursuant to Section 2(b) hereof) recapitalization or otherwise) its outstanding shares of its Common Stock into a greater number of shares, the Conversion Number in effect immediately prior to such subdivision will be proportionately increased, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of its Common Stock, the Conversion Number in effect immediately prior to such combination will be proportionately decreased concurrently with the effectiveness of such event.


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


         (ii) In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock or options to purchase shares of Commons Stock or securities convertible into shares of Common Stock for no consideration without making a ratable distribution thereof to holders of Series F Preferred Stock (based upon the number of shares of Common Stock into which such Series F Preferred Stock would be convertible, assuming conversion of the Series F Preferred Stock), then the Conversion Number in effect immediately prior to the declaration of such dividend or distribution shall be proportionately increased, concurrently with the effectiveness of such declaration.

         (iii) Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions to insure that each of the holders of Series F Preferred Stock will thereafter have the right to acquire and receive such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series F Preferred Stock into shares of Common Stock immediately prior to such Organic Change. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the Corporation purchasing such assets assumes by written instrument the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

         (d) No fractional shares of Common Stock shall be issued upon conversion of the shares of Series F Preferred Stock. In lieu of any fractional shares to which the holder of Series F Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective fair market value of the Common Stock (which shall be determined in good faith by the Board of Directors if there is then no current market for the Common Stock). Conversion of the shares of Series F Preferred Stock shall be effected by delivery, to the office of the Corporation or to any transfer agent for such shares, of duly endorsed certificates for the shares being converted and of written notice to the Corporation that the holder elects to convert such shares. Conversion of the shares of Series F Preferred Stock shall be deemed to occur immediately prior to the close of business on the date the latter of the shares and the notice are delivered. Holders of Series F Preferred Stock entitled to receive Common Stock upon conversion of the Series F Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock on the date conversion is deemed to occur. The Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon conversion of the Series F Preferred Stock unless the certificates evidencing such shares of Series F Preferred Stock being converted are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement, and at the Corporation's election provides a surety bond or other security, satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The


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


Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office a certificate or certificates for the number of shares of Common Stock to which the holder of Series F Preferred Stock is entitled and a check payable to the holder of Series F Preferred Stock for any cash due with respect to fractional shares.

         (e) The issuance of certificates for shares of Common Stock upon conversion of the Series F Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any income or similar taxes of a holder arising in connection with a conversion or any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificates in a name other than that of the holder of the Series F Preferred Stock which is being converted.

         (f) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series F Preferred Stock against impairment.

         (g) In the event of any taking by the Corporation of a record of the holders of any class of securities of the Corporation for the purpose of determining the holders thereof who are entitled to receive any dividend or distribution, the Corporation shall mail to each holder of Series F Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

         (h) The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series F Preferred Stock and the issuance of Common Stock to the holders of the Series F Preferred Stock.

         (i) No shares of the Series F Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of capital stock which the Corporation shall be authorized to issue.

         6. NO RIGHT OF REDEMPTION. The Corporation shall have no right whatsoever to redeem all or any number of the outstanding shares of the Series F Preferred Stock at any time.

         7.       PREEMPTIVE RIGHTS.

         (a) Subject to paragraphs (c) and (d), for so long as any shares of the Series F Preferred Stock are outstanding, the Corporation shall not, subsequent to the completion of the New Equity Financing (as defined in Section 8(f)), issue, sell, or exchange, or agree to issue, sell,


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or exchange,  to any Person or entity,  whether from treasury  shares,  from the issuance of authorized but unissued shares, or otherwise, any equity securities (or any securities convertible into or excercisable or exchangeable therefor) (any of which, the "CORPORATION EQUITY SECURITIES"), unless the Corporation shall have first offered to sell (the "CORPORATION OFFER") to holders of Series F Preferred Stock such number of securities at the same price and on the same terms (the "CORPORATION OFFER SALE PRICE") and in such quantity as will enable holders of Series F Preferred Stock to maintain their percentage ownership of Common Stock of the Corporation on a Fully-Diluted Basis. The Corporation Offer by its terms shall remain open and irrevocable for a period of thirty (30) days from the date it is delivered by the Corporation to holders of Series F Preferred Stock (the "PREEMPTIVE RIGHTS OFFER PERIOD").

         (b) Notice of the intention of the holders of the Series F Preferred Stock to accept a Corporation Offer made pursuant to this Section 7 shall be evidenced by a writing signed by holders of Series F Preferred Stock and delivered to the Corporation prior to the end of the Preemptive Rights Offer Period, setting forth the portion of the Corporation Equity Securities which the holders of Series F Preferred Stock elect to purchase (the "NOTICE OF ACCEPTANCE").

         (c) In the event that a Notice of Acceptance is not given by holders of Series F Preferred Stock in respect of all or any part of the Corporation Equity Securities, the Corporation shall have sixty (60) days from the expiration of the Preemptive Rights Offer Period to sell or enter into an agreement to sell all or the part of the Corporation Equity Securities set forth in the Corporation Offer not purchased by the holders of Series F Preferred
Stock, as the case may be, to any other person or persons, on terms and conditions, including, without limitation, price, which are no more favorable to such other person or persons or less favorable to the Corporation or the holders of Series F Preferred Stock than the Corporation Offer Sale Price. Upon the earlier of (i) sixty (60) days from delivery of a Notice of Acceptance or (ii) the closing of the sale of the securities not accepted in the Notice of Acceptance, the Corporation shall sell to the holders of Series F Preferred Stock the Corporation Equity Securities in respect of which a Notice of Acceptance was delivered to the Corporation by the holders of Series F Preferred Stock, and which were not sold to any other person, on the terms specified in the Notice of Acceptance.

         (d) Any Corporation Equity Securities not purchased by the holders of Series F Preferred Stock or other person or persons in accordance with paragraph (c) above may not be sold or otherwise disposed of until they are again offered to the holders of Series F Preferred Stock under the procedures specified in paragraphs (a), (b) and (c).

         (e) The rights of holders of Series F Preferred Stock under paragraphs (a), (b), (c) and (d) shall not apply to the following securities:

         (i)      Corporation   Equity  Securities  issued  in  any  transaction
         described in Section 5(c);

         (ii) Corporation Equity Securities issued by the Corporation upon the conversion of any securities which are convertible or exchangeable into capital stock of the Corporation and which are outstanding as of the date hereof;


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         (iii)    Corporation  Equity  Securities issued by the Corporation upon
         the  conversion  of  any  securities   which  (x)  are  convertible  or
         exchangeable into capital stock of the Corporation and (y) were issued under the procedures specified in paragraphs (a), (b) and (c);

         (iv) Corporation Equity Securities issued by the Corporation under the Management Incentive Plan;

         (v) Corporation Equity Securities issued by the Corporation to any officer, director or employee of the Corporation as remuneration for services rendered to the Corporation; provided, however, that at least one of the Series F Preferred Directors voted to authorize such issuance;

         (vi) Corporation Equity Securities issued by the Corporation to any consultant pursuant to compensation procedures approved by the Board of Directors of the Corporation including the consent of at least one of the Series F Preferred Directors;

         (vii) Corporation Equity Securities issued in connection with the acquisition of all or part of another entity or in connection with a joint venture or such other strategic investment, which transaction is approved by at least one of the Series F Preferred Directors;

         (viii)   Corporation   Equity   Securities   issued   pursuant  to  the
         conversion of the Series F Preferred Stock pursuant to the terms hereof; and

         (ix) Corporation Equity Securities to the extent that such Corporation Equity Securities (and/or any Common Stock issued or issuable with respect to such Corporation Equity Securities) are included within the calculation of "Fully-Diluted Basis" as defined in
         Section 8(d) hereof (i.e., do not meet the requirements for exclusion from such calculation as set forth in the final paragraph of Section 8(d)).

         (f) Without limitation of the foregoing, if the Corporation sells any Corporation Equity Securities to any person or persons and if, after giving effect to such transaction and after giving effect to any election by the holders of the Series F Preferred Stock to exercise the preemptive rights granted herein, the Conversion Number would be less than such number of shares of Common Stock of the Corporation as is calculated as of the applicable date by:

         (i) First, calculating the number of shares of Common Stock of the Corporation which, at the applicable date represents 12.5% of the Common Stock of the Corporation on a Fully-Diluted Basis, and

         (ii) Second, multiplying the number obtained under subsection (i) above by a fraction, the numerator of which is the number of shares of Series F Preferred Stock outstanding as of the date of such calculation and the denominator of which is the sum of (x) the number of shares of Series F Preferred Stock outstanding as of the date of such calculation plus (y) number of shares of Series F Preferred Stock which had previously


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


         been issued by the Corporation but converted into shares of Common Stock prior to the date of such calculation (the number so calculated, the "MINIMUM CONVERSION NUMBER");

then the Conversion Number shall automatically be adjusted as of the applicable date so that it is equal to the Minimum Conversion Number.

         8.       DEFINITIONS:

         (a) "BANK" means ING Capital, LLC, a Delaware limited liability company.

         (b) "CASH COLLATERAL ACCOUNT" means an interest-bearing cash collateral account established under the terms of the New Note.

         (c)      "CRE"  means  Cadiz  Real  Estate  LLC,  a  Delaware   limited
liability Corporation.

         (d) "FULLY-DILUTED BASIS" means, with respect to the calculation of the number of shares of Common Stock into which the Series F Preferred Stock is convertible, the sum of (i) all Common Stock outstanding at the time of such determination (including all Common Stock issued pursuant to the first $4 million of New Equity Financing), (ii) all Common Stock issuable upon the exchange, exercise or conversion of all warrants, options, convertible securities or other such instruments then outstanding (whether or not such instruments are then exercisable) including, but not limited to, the equity securities issued under the Management Equity Incentive Plan, but excluding (x) 16,600 shares of Common Stock issuable upon exercise of outstanding warrants with an exercise price in excess of $25, (y) shares of Common Stock issuable 55,550 outstanding stock options with an exercise price in excess of $25, and
(z) 20,000 shares of Common Stock conditionally issuable to a consultant to the Company upon achievement of certain financial targets, and (iii) all other
Common Stock issuable as a result of any anti-dilution adjustments and pre-emptive or similar rights granted to any other holder of the Corporation's Common Stock; provided, however, that such calculation shall not include:

                  (A) the issuance by the Corporation of the next $4.6 million in Corporation Equity Securities after the issuance by the Corporation of the first $4 million of Corporation Equity Securities pursuant to its New Equity Financing; provided further that the $4.6 million of Corporation Equity Securities shall be issued on terms no less favorable to the Corporation than the first $4 million of New Equity Financing; and

                  (B) the issuance by the Corporation of any Corporation Equity Securities subsequent to the consummation of the New Equity Financing;

                  (C) the issuance by the Corporation of any Corporation Equity Securities pursuant to the conversion of the Series F Preferred Stock pursuant to the terms hereof; or


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


                  (D) the issuance by the Corporation of any Corporation Equity Securities concurrently with the New Equity Financing in settlement of third party claims; and

provided that in each issuance of Corporation  Equity Securities  referred to in
(B) above, cash in the amount of at least 35% of the net proceeds from such issuance of Corporation Equity Securities shall have been either paid directly to the Bank on account of the New Note or deposited into the Cash Collateral Account, which cash may be used by the Corporation or CRE to pay interest payments next due on the New Note in their order of maturity or to prepay principal outstanding under the New Note, provided further that the Corporation shall not deposit cash into the Cash Collateral Account if, as a result of such deposit, the amount on deposit would exceed 8% of the then-outstanding principal balance on the New Note times the number of years from the date of such deposit through September 30, 2006.

         (e) "MANAGEMENT EQUITY INCENTIVE PLAN" means that certain plan pursuant to which continuing employees of the Corporation shall be issued Common Stock and/or granted securities convertible into Common Stock in an aggregate amount of up to 15% of the outstanding capital of the Corporation, on a fully-diluted basis, after giving effect to the issuance of the Series F Preferred Stock and after the issuance by the Corporation of $8.6 million in Common Stock in the New Equity Financing.

         (f) "NEW EQUITY FINANCING" means at least $8.6 million equity financing raised by the Corporation concurrently with or immediately prior to the issuance of the New Note.

         (g) "NEW NOTE" means that certain new note or new notes in the principal amount of (i) $35 million, plus (ii) any remaining balance not fully paid of the Bank' out-of-pocket expenses (including reasonable attorneys' fees) incurred in connection with the restructuring of the Corporation's debt obligations owed to the Bank.

         9. TRANSFERABILITY. All outstanding shares of the Series F Preferred Stock may be transferred to any one person or entity at any time and it shall be the obligation of the Company to recognize and effectuate such transfer. In the event that any holder of Series F Preferred Stock desires to transfer less than 100% of the then outstanding Series F Preferred Stock, such holder may only do so by first converting such shares of Series F Preferred Stock to be sold into common stock pursuant to Section 5 hereof.

         IN WITNESS WHEREOF, CADIZ INC. has caused this Certificate to be signed by Keith Brackpool, its Chief Executive Officer, and attested by Jennifer Hankes Painter, its Secretary, this __ day of December, 2003.


                                         CADIZ INC.



                                         By:   /s/ Keith Brackpool
                                             -----------------------------------
                                             Name:  Keith Brackpool
                                             Title: Chief Executive Officer


                                         ATTEST:



                                         By:  /s/ Jennifer Hankes Painter
                                             -----------------------------------
                                             Name:  Jennifer Hankes Painter
                                             Title: Secretary


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